UNSECURED PROMISSORY NOTE


$500,000                                                      December 15, 1999
                                                              Santa Barbara, CA

     The undersigned, QAD Inc. (the "Maker"), promises to pay to DAVID A. TAYLOR (the "Holder"), or order, at such address as the Holder designates, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000), together with interest as described below, in four (4) equal quarterly installments of principal and interest as follows:

Date                       Payment                   Interest         Total
March 15, 2000             $125,000                  $10,000          $135,000
June 15, 2000              $125,000                  $7,500           $132,500
September 15, 2000         $125,000                  $5,000           $130,000
December 15, 2000          $125,000                  $2,500           $127,500
         Total:            $500,000                  $25,000          $525,000

1.  PAYMENTS AND INTEREST.

     1.1 Interest and Payments. The Maker shall pay interest on this Note to the Holder on the amount outstanding hereunder on each quarterly payment as set forth above. All payments under this Note shall be made in lawful currency of the United States of America at 4008 Bayview Avenue, San Mateo, California 94403.

     1.2 Interest Rate. This Note shall bear interest at Eight Percent (8%) per annum.

2. DEFAULT AND ACCELERATION. Upon failure to pay any principal or interest or any other amount described hereunder when due or to perform when due any obligation, covenant or agreement in this Note, then all principal and accrued interest will become immediately due and payable, at the Holder's option. The Holder may exercise this option to accelerate during any default by the Maker regardless of any forbearance.

3. PREPAYMENT. This Note may be prepaid at any time without penalty or fee.

4. ASSUMPTION. This Note may be assumed only after a default by Maker of any of Maker's payment obligations hereunder.

5. ATTORNEYS' FEES. The Maker agrees to pay the following costs, expenses, and attorneys' fees paid or incurred by the Holder, or adjudged by a court: (i) reasonable costs of collection, costs, and expenses, and attorneys' fees paid or incurred in connection with the collection or enforcement of this Note, whether or not suit is filed; and (ii) costs of suit and such sum as the court may adjudge as attorneys' fees in any action to enforce payment of this Note or any part of it.
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6.  SEVERABILITY.  If any  provision of this Note is invalid by operation of any law or interpretation placed thereon by any court, this Note shall be construed as not containing such provision and all other provisions of this Note which are otherwise lawful shall remain in full force and effect, and to this end the provisions of this Note are declared to be severable.

7. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of California as those laws are applied to written contracts between residents of such jurisdiction to be performed within such jurisdiction.

8. NO ASSIGNMENT. The Holder may sell, assign, or otherwise transfer, either in part or in its entirety, this Note only after a default by Maker of any of Maker's payment obligations hereunder.

9. FORBEARANCE NOT A WAIVER. No delay or omission on the part of the Holder in exercising any rights under this Note, on default by the Maker, shall operate as a waiver of such right or of any other right under this Note or other agreements, for the same default or any other default. The Maker and any sureties or guarantors of this Note consent to all extensions without notice for any period or periods of time and to the acceptance of partial payments before or after maturity, and to the acceptance, release and substitution of security, all without prejudice to the Holder. The Holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of the indebtedness, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any such party.

10. MANNER OF NOTIFICATION. Any notice to the Maker provided for in this Note shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, addressed to the Maker at the property address stated above, or to such other address as the Maker may designate by written notice to the Holder. Any notice to the Holder shall be given by personal delivery or by mailing such notice by first class or certified mail, return receipt requested, to the Holder at the address stated in the first paragraph of this Note, or at such other address as may have been designated by written notice to the Maker. Mailed notices shall be deemed delivered and received three (3) days after deposit in accordance with this provision in the United States mails.

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11. TIME. Time is of the essence for each and every obligation under this Note.

                                        MAKER:

                                        QAD Inc.


                                        By:/s/ A.J. Moyer
                                           -------------------------------
                                           Name:  Albert J. Moyer
                                           Title:  Chief Financial Officer



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